Exhibit 10.18

AMENDMENT NO. 1

TO

SALES/MARKETING AGREEMENT

This AMENDMENT NO. 1 TO SALES/MARKETING AGREEMENT (this “Amendment”) is made and entered into as of August 29, 2018, by and among Eton Pharmaceuticals, Inc., a Delaware corporation (the “Company”); AL Pharma, Inc, an Oklahoma corporation (“AL”); SCS National, LLC, an Oklahoma limited liability company(“SCS”); and Dry Creek Project, LLC, an Oklahoma limited liability company(“DCP”) as an amendment to the SALES/MARKETING AGREEMENT dated November 17, 2017.

RECITALS

NOW, THEREFORE, in consideration for and of the mutual promises, covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.       Profit Share Amount

a.	Section 7.1 of SALES/MARKETING AGREEMENT is hereby amended and restated in its entirety as follows:

“Eton shall receive 100% of the first $500,000 of lifetime Product Profit as compensation for additional manufacturing costs incurred; thereafter AL shall receive 100% of the next $1,000,000 of lifetime Product Profits; thereafter, AL shall receive 25% of all Product Profit, SCS shall receive 12.5% of all Product Profits, and DCP shall receive 12.5% of all Product Profit (collectively the “Profit Shares”), and Eton shall retain the remaining 50% of the Product Profit.”

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Eton Pharmaceuticals, Inc.

By:	/s/ Sean Brynjelsen
Name:	Sean Brynjelsen
Title:	CEO

AL Pharma, Inc.

By:	/s/ Warren Johnson
Name:	Warren Johnson
Title:	Vice President

SCS National, LLC

By:	/s/ Stanley W. Cunningham
Name:	Stanley W. Cunningham
Title:	President

Dry Creek Project, LLC

By:	/s/ John Hofstetter, D.Ph.
Name:	John Hofstetter, D.Ph.
Title:	President